Exhibit 10.2

[LETTERHEAD OF CF INDUSTRIES HOLDINGS, INC.]

May 15, 2014

Re: Amendment to Equity Award Agreements

Dear Steve:

This letter (this “Amendment”) sets forth an amendment to the terms of your award agreements (“Award Agreements”) covering your outstanding stock option and restricted stock awards of CF Industries Holdings, Inc. (the “Company”) as identified on Exhibit A hereto (the “Awards”).

Notwithstanding anything to the contrary set forth in the Award Agreements, the Awards set forth on Part I of Exhibit A shall continue to vest as scheduled in each respective Award Agreement following your retirement as a director of the Company on May 14, 2014 (“Retirement”).  You may exercise an Award, to the extent it has become exercisable, for four years following your Retirement.  At the end of such four-year period following the date of your Retirement, an Award shall no longer be exercisable and shall immediately terminate.

Notwithstanding anything to the contrary set forth in the Award Agreements, the Awards set forth on Part II of Exhibit A shall be amended to include the number of shares of restricted stock indicated under “Pro-rated Number of Shares,” and such awards shall vest upon your Retirement.  The pro-rated number of shares of restricted stock indicated on Exhibit A are pro-rated based on the number of months you were employed by the Company or served as a director of the Company prior to Retirement, determined by multiplying the number of shares of restricted stock subject to an Award Agreement by a fraction, the numerator of which is the number of full months between the restricted stock award grant date and the date of your Retirement and the denominator of which is 36 and then rounded down to the nearest whole share.

Except as modified above, all terms applicable to the Awards, as may be set forth in an applicable equity plan, Award Agreement or other agreement or arrangement of or with the Company, shall remain in full force and effect. This letter reflects the final agreement between us with respect to the subject matter hereof and may be amended or altered only in a writing signed by you and the Company.

Yours sincerely,

/s/Wendy Jablow Spertus
Wendy Jablow Spertus
Senior Vice President, Human Resources

EXHIBIT A

Stephen R. Wilson Stock Option and Restricted Stock Award Agreements

Part I

Option Award Agreement
CF Industries Holdings, Inc. 2009 Equity and Incentive Plan Non-Qualified Stock Option Award Agreement, dated August 10, 2012
CF Industries Holdings, Inc. 2009 Equity and Incentive Plan Non-Qualified Stock Option Award Agreement, dated August 10, 2011

Part II

Restricted Stock Award Agreement	Completed Months	Award Amount	Pro-rated Number of Shares
CF Industries Holdings, Inc. 2009 Equity and Incentive Plan Restricted Stock Award Agreement, dated August 12, 2013	9	9,470	2,367
CF Industries Holdings, Inc. 2009 Equity and Incentive Plan Restricted Stock Award Agreement, dated August 10, 2012	21	8,945	5,217
CF Industries Holdings, Inc. 2009 Equity and Incentive Plan Restricted Stock Award Agreement, dated August 10, 2011	33	9,290	8,515